SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                 FORM S-3
                          REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                       DUKE REALTY INVESTMENTS, INC.
          (Exact name of registrant as specified in its charter)

          Indiana                                         35-1740409
(State or other jurisdiction                           (I.R.S. Employer
 of incorporation or organization)                     Identification No.)

                    8888 Keystone Crossing, Suite 1200
                        Indianapolis, Indiana 46240
                              (317) 574-3531
            (Address, including zip code, and telephone number,
           including area code, of principal executive offices)

                              Dennis D. Oklak
                    8888 Keystone Crossing, Suite 1200
                        Indianapolis, Indiana 46240
                              (317) 574-3531
         (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                                 COPY TO:
                           Alan W. Becker, Esq.
                           Bose McKinney & Evans
                 135 North Pennsylvania Street, Suite 2700
                        Indianapolis, Indiana 46204
                              (317) 684-5000

 Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.    / X /
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering.   / /
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.    / /

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                 Proposed        Proposed
Title of Each        Amount      Maximum         Maximum          Amount of
Class of Securities  to be       Offering Price  Aggregate        Registration
to be Registered     Registered  Per Share (1)   Offering Price   Fee
-------------------  ----------  --------------  --------------   -----------
Common Stock, $.01    5,000,000      $22.50       $112,500,000     $33,187.50
 par value
Total                 5,000,000           -       $112,500,000     $33,187.50

--------------------------------------------------------------------------------
(1) Estimated using June 23, 1998 data solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED JUNE 25, 1998
                                  (LOGO)
PROSPECTUS
----------

                       DUKE REALTY INVESTMENTS, INC.
           DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
                               ------------

                        COMMON STOCK $.01 PAR VALUE
                               -------------

Duke Realty Investments, Inc. ("Duke" or the "Company") hereby offers participation in its Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The Plan is designed to provide Duke shareholders and other investors with a convenient and economical method to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Some of the significant features of the Plan are as follows:

     Participants may purchase additional shares of Common Stock by automatically reinvesting all or a portion of their cash dividends at a 3% discount from current market prices.

     Participants may purchase additional Common Stock by making optional cash investments of $50 to $10,000 per month or by making an initial optional cash investment of $250 to $10,000. Optional cash investments in excess of $10,000 may be made with permission of the Company.

     Participants may also make automatic monthly investments by authorizing electronic funds transfers from Participants' banking or checking accounts. Automated funds transfers may be for as little as $25 per month, but in no case for more than $10,000 per month.

     Common Stock will be purchased by the Administrator directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

     Common Stock purchased directly from the Company pursuant to an optional cash investment of more than $10,000 (with permission of the Company) may be priced at a discount from recent market prices (determined in accordance with the Plan) ranging from 0% to 3%. The discount is initially expected to be 0%, but may be adjusted by the Company in its discretion at any time. No discount will be available for Common Stock purchased in the open market or in privately negotiated transactions.

     Holders of shares currently enrolled in the Company's Direct Stock Purchase and Dividend Reinvestment Plan will be automatically enrolled in the new Plan.

     Holders of shares in broker or nominee names may participate in the Plan, in which case, brokers or nominees will reinvest dividends and make optional cash investments on behalf of beneficial owners.

Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders that do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

This Prospectus relates to 5,000,000 shares of Common Stock offered for purchase under the Plan.
                              --------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                               ------------

                The date of this Prospectus is     , 1998.

                           AVAILABLE INFORMATION

Duke Realty Investments is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information as of a particular date concerning Duke's directors and officers, their remuneration, and any material interest of such persons in transactions with Duke is disclosed in proxy statements distributed to Duke shareholders and filed with the Commission. Such reports, proxy statements and other information filed by Duke can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. The Company also files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov). In addition, such reports, proxy statements and other information are available for inspection at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

1. The Company's Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1997.

2. The Company's Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 1998.

3. The Company's Current Reports on Form 8-K (file no. 1-9044) filed February 26, 1998, March 27, 1998, April 24, 1998 and April 27, 1998.

4. The description of the Common Stock contained in the Company's registration statement on Form 10 (file no. 1-9044) as amended.

Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously-filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                THE COMPANY

The Company is a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. The Company owns direct or indirect interests in a portfolio of industrial, office and retail properties (the "Properties"), together with land (the "Land") for future development. The Company has the largest commercial real estate operations in Indianapolis and Cincinnati and is one of the largest real estate companies in the Midwest.

The Company is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Company's executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, its telephone number is
(317) 574-3531, and its internet website is www.dukereit.com.

                              USE OF PROCEEDS

The Company does not know the number of shares of Common Stock that will ultimately be purchased pursuant to the Plan, or the prices at which such shares will be purchased. The proceeds from purchases of Common Stock under the Plan will be used to continue the Company's real estate acquisition, development and investment activities and for general corporate purposes. Pending such uses, net proceeds may be invested temporarily in short-term investments consistent with the Company's investment policies and qualification as a REIT.

                            SUMMARY OF THE PLAN

The following summary description of the Duke Realty Investments Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan") is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.

PURPOSE OF PLAN

The purpose of the Plan is to provide Duke shareholders and other investors with a convenient and economical method of purchasing shares of Common Stock and/or investing all or a portion of their cash dividends in additional shares of Common Stock. The Plan also provides the Company a means of raising additional capital through the direct sale of Common Stock.

PURCHASE PRICE

The price of shares acquired through the Plan as a result of the reinvestment of dividends will be 97% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Investment Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Investment Date. The price of shares acquired through the Plan via optional cash investments of $10,000 or less will be 100% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Investment Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Investment Date.

Shares purchased pursuant to a Request for Waiver (as described below) may reflect a discount of 0% to 3% (the "Waiver Discount") from the market price and will be based on the average of the daily high and low sales prices of the Common Stock on the NYSE during a Pricing Period consisting of ten Trading Days preceding the Investment Date. Shares purchased pursuant to a Request for Waiver are also subject to a Threshold Price provision, as described below.

PLAN LIMITATIONS

Optional cash investments are subject to a minimum investment of $50 and a maximum investment of $10,000 per month. Investments made via automated funds transfer may be for as little as $25 per month, however. Initial optional cash investments by investors that are not shareholders of the Company are subject to a minimum of $250 and a maximum of $10,000. The $10,000 per month maximum may be waived only pursuant to a written request approved by the Company ("Request for Waiver").

The reinvestment of cash dividends in additional shares of common stock is not subject to a maximum limit and optional cash investments that do not exceed $10,000 will not be subject to the Waiver Discount or to the Threshold Price. However, the Company reserves the right to grant a discount and set a minimum price in the future for such investments. The Company also reserves the right to change the discount offered on shares purchased with reinvested dividends.

Optional cash investments of less than $50 and that portion of any optional cash investment that exceeds $10,000, unless such limit has been waived, will be returned to the Participant without interest.

REQUEST FOR WAIVER

Optional Cash Investments made pursuant to a Request for Waiver are not subject to a predetermined maximum limit on the amount of the investment or on the number of shares that may be purchased. With respect to optional cash investments in excess of $10,000 made pursuant to a Request for Waiver, Duke may, in its sole discretion, establish each month a Waiver Discount and a Threshold Price. The Waiver Discount, which may vary each month between 0% and 3%, will be established by the Company after a review of current market conditions, the level of participation, and current and projected capital needs. The Threshold Price will be the minimum price applicable to purchases of Common Stock in a given month. For each Trading Day during the Pricing Period on which the Threshold Price is not satisfied, one-tenth of a Participant's optional cash investment made pursuant to a Request for Waiver will be returned without interest.

Because of certain tax concerns which the Company has as a REIT, a Request for Waiver may only be considered for investors who certify that they are NOT participating in the dividend reinvestment component of the Company's plan. In deciding whether to approve a Request for Waiver, the Company will also consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds through the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of shares of Common Stock held of record by such Participant, and the aggregate amount of optional cash investments in excess of $10,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests by any method the Company determines is appropriate.

Any person who acquires shares of Common Stock through the Plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company expects that certain persons will acquire shares of Common Stock pursuant to a Request for Waiver and resell such shares in order to obtain the financial benefit of any Waiver Discount then being offered under the Plan. The Company has no arrangements or understandings, formal or informal, with any person relating to a distribution of shares to be received pursuant to the Plan. See "Plan of Distribution and Underwriters".

NUMBER OF SHARES OFFERED

Initially, 5,000,000 shares of Common Offered Stock are authorized to be issued and registered under the Securities Act for offering pursuant to the Plan. Because the Company expects to continue the Plan indefinitely, it expects to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

                                 THE PLAN

The following questions and answers explain and constitute the Duke Realty Investments Direct Stock Purchase and Dividend Reinvestment Plan, as in
effect beginning         , 1998.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN? The purpose of the Plan is to provide Duke shareholders and other investors with a convenient and economical method to purchase shares of Common Stock and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. In addition, the Plan will provide the Company with a means of raising additional capital for general corporate purposes through sales of Common Stock under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments and by the Company's decision to sell newly issued shares of Common Stock to fulfill the requirements of the Plan. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

PARTICIPATION OPTIONS

2. WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN? Registered holders or beneficial owners of Common Stock and other interested investors may elect to participate in the Plan (each a "Participant"). Participants may have cash dividends on all or a portion of their shares automatically reinvested in Common Stock. Even if they do not reinvest dividends, Participants may make optional cash investments to purchase Common Stock, subject to a minimum investment of $50 ($25 if made by automated funds transfer) and a maximum investment of $10,000 per month. Interested investors that are not shareholders of the Company may make an initial optional cash investment in Common Stock of not less than $250 and not more than $10,000. In certain instances, however, Duke may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver.

BENEFITS AND DISADVANTAGES

3.   WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

BENEFITS

  The Plan provides Participants the opportunity to automatically reinvest cash dividends on all or a portion of their Common Stock in additional shares of Common Stock at a 3% discount to market prices.

  In addition to reinvestment of dividends, eligible shareholders may purchase additional shares of Common Stock pursuant to optional cash investments of not less than $50 and not more than $10,000 per month. Optional cash investments may be made occasionally or at regular intervals, as the Participants desire and may be made by automated funds transfer for as little as $25 per month. Participants may make optional cash investments even if dividends on their shares are not being reinvested under the Plan.

  Persons not presently shareholders of the Company may become
  Participants by making an initial cash investment of not less than $250 and not more than $10,000 (except with the consent of the Company) to purchase shares of Common Stock under the Plan.

  Shares purchased directly from the Company under the Plan pursuant to a Request for Waiver may be issued at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $10,000 will not be subject to a discount, but the Company reserves the right to grant a discount in the future.

  Dividends and any optional cash investments will be fully invested because the Plan permits fractional shares to be credited to Participants' accounts. Dividends on whole and on fractional shares may be reinvested in additional shares and such shares will be credited to Participants' accounts. See Question 7.

  Participants will avoid the need for safekeeping of certificates for shares of Common Stock credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

  Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

  Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 18.

DISADVANTAGES

  Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, for optional cash investments, no discount may be established for the purchase of shares directly from the Company, and the granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, the Company may lower or eliminate the discount without prior notice to Participants. The Company may also, without prior notice to Participants, change its determination as to whether Common Stock will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three month period). See Question 13.

  Participants that reinvest cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date; such dividend may give rise to a liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due. See Question 20.

  Participants will not know the actual number of shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of shares.

  The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the purchase price of the shares.

  Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

  No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

  Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 26.

ADMINISTRATION

4. WHO WILL ADMINISTER THE PLAN? The Plan will be administered by American Stock Transfer & Trust Company or such successor administrator as Duke may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 15. The Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the Common Stock. Correspondence with the Administrator should be sent to:

 Duke Realty Investment Plan
 c/o American Stock Transfer and Trust Company
 Attention:  Dividend Reinvestment Department
 40 Wall Street
 New York, NY  10005
 Telephone:  1-800-278-4353 or 718-921-8283

PARTICIPATION

5. WHO IS ELIGIBLE TO PARTICIPATE? A "registered holder" (which means a shareholder whose shares of Common Stock are registered in the stock transfer books of Duke in his or her name) or a "beneficial owner" (which means a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial optional cash investment in Common Stock of not less than $250 or more than $10,000 unless granted a Request for Waiver (in which case such initial investment may exceed $10,000). See Question 6 regarding enrollment.

The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of Common Stock. Duke reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Common Stock.

Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

6. HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT? All holders of shares of Common Stock that are currently enrolled in the Duke Realty Investments Direct Stock Purchase and Dividend Reinvestment Plan will automatically become Participants in the new Plan.

A registered holder who is not currently enrolled in the Plan may become a Participant by completing and signing an Enrollment Authorization Card and returning it to the Administrator at the address set forth in Question 4. An Enrollment Authorization Card may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Authorization Card exactly as their names appear on the account registration.

Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12. To participate only in the dividend reinvestment feature of the Plan, eligible beneficial owners whose broker, bank or nominee participates in the Depository Trust Company (DTC) dividend reinvestment service, may be able to have their dividends reinvested at a 3% discount through the Plan. Those investors whose broker, bank or nominee do not participate in the DTC reinvestment service will need to become registered shareholders in order to participate in the dividend reinvestment feature of the Plan and receive a 3% discount. A partial list of brokers which the Company believes do participate in the DTC reinvestment service include Merrill Lynch, Lehman Brothers, Prudential Securities, A.G. Edwards & Sons, Paine Webber Inc., Raymond James & Associates, Legg Mason Wood Walker, Stifel Nicolaus & Company, McDonald & Company, Smith Barney, and Gruntal & Company. If a beneficial owner holds shares through one of these firms he/she should be able to request that their broker code their Duke shares for dividend reinvestment and their dividends should be automatically reinvested at a 3% discount through the Plan.

An interested investor that is not presently a shareholder of the Company, but desires to become a Participant by making an initial investment in Common Stock, may join the Plan by completing an Enrollment and Initial Investment Form and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments. An Enrollment and Initial Investment Form will be furnished by the Administrator upon request and is also available in the Investor Information section of the Company's web site at www.dukereit.com.

7. WHAT DO THE ENROLLMENT AUTHORIZATION CARD AND THE ENROLLMENT AND INITIAL INVESTMENT FORM PROVIDE? Both the Enrollment and Initial Investment Form and the Enrollment Authorization Card appoint the Administrator as the Participant's agent for purposes of the Plan and direct the Administrator to apply to the purchase of additional shares of Common Stock all of the cash dividends on the specified number of shares of Common Stock owned by the Participant on the applicable Record Date and designated by the Participant to be reinvested through the Plan. The Enrollment and Initial Investment Form and the Enrollment Authorization Card also direct the Administrator to purchase additional shares of Common Stock with any optional cash investments that the Participant may elect to make.

While both the Enrollment Authorization Card (for registered shareholders not already enrolled in the Plan) and the Enrollment and Initial Investment Form (for investors not presently a Duke shareholder) direct the Administrator to reinvest ALL cash dividends on shares enrolled in the Plan ("Full Dividend Reinvestment"), Participants may elect "Partial Dividend Reinvestment" or "Optional Cash Investments Only". Any of these options may be selected by providing a letter to the Administrator providing instructions as to the number of shares, if any, for dividends to be paid in cash.

FOR EACH METHOD OF DIVIDEND REINVESTMENT, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES OTHER THAN THOSE DESIGNATED FOR PAYMENT OF CASH DIVIDENDS IN THE MANNER SPECIFIED ABOVE UNTIL THE PARTICIPANT SPECIFIES OTHERWISE OR WITHDRAWS FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED.

8. WHEN WILL PARTICIPATION IN THE PLAN BEGIN? Participation as to dividend reinvestment will commence with the next Investment Date after receipt of either the Enrollment and Initial Investment Form or the Enrollment Authorization Card, provided it is received by the Administrator on or before the Record Date for the payment of the dividend. Participation as to optional cash investments of $10,000 or less will commence with the next Investment Date, provided the funds to be invested are received two business days immediately preceding the Investment Date. See Questions 9 and 11 below to determine the applicable Pricing Period and Investment Date for the reinvestment of dividends or optional cash investments of $10,000 or less. Should the funds to be invested arrive after the time indicated above and before the next succeeding Investment Date, such funds will be held without interest until they can be invested on the next Investment Date.

Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.

PURCHASES

9. WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN? If shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be reinvested or invested, as the case may be, on the last business day of such month (in either case, the "Investment Date").

If shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of Common Stock pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

In the past, dividend payment dates have occurred on or about the last business day of each February, May, August, and November. This past pattern with respect to timing of dividend payment dates is expected to be followed generally in the future. Please see Appendix I for information with respect to Investment Dates, Record Dates, and other data pertinent to a Request for Waiver.

DIVIDENDS ARE PAID AS AND WHEN DECLARED BY THE COMPANY'S BOARD OF
DIRECTORS. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES DUKE TO DECLARE OR PAY ANY SUCH DIVIDEND ON COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

10. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN? All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from Duke or shares on the open market or in privately negotiated transactions from third parties, or a combination of both. Shares purchased directly from Duke will consist of authorized but unissued shares of Common Stock.

11. AT WHAT PRICE WILL SHARES BE PURCHASED? The price of shares acquired through the Plan as a result of the reinvestment of dividends will be 97% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Investment Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Investment Date. The price of shares acquired through the Plan via optional cash investments of $10,000 or less will be 100% of the greater of (i) the average of the daily high and low prices reported by the New York Stock Exchange for the five business days immediately preceding the Investment Date or (ii) the average of the high and low prices reported by the New York Stock Exchange for the Investment Date.

Shares purchased pursuant to a Request for Waiver (as described below) may reflect a discount of 0% to 3% (the "Waiver Discount") from the market price and will be based on the average of the daily high and low sales prices of the Common Stock on the NYSE during a Pricing Period consisting of ten Trading Days preceding the Investment Date. Shares purchased pursuant to a Request for Waiver are also subject to a Threshold Price provision, as described below.

12. HOW ARE OPTIONAL CASH INVESTMENTS MADE? All Plan Participants are eligible to make optional cash investments at any time.

The Broker Nominee Form ("B/N Form") provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

Other interested investors that are not shareholders of the Company are also eligible to make an initial investment in Common Stock through an optional cash investment by submitting an Enrollment and Initial Investment Form.

Optional Cash Investments of $10,000 or less should be received by the Administrator two business days before the Investment Date (the last business day of each month). Optional Cash Investments greater than $10,000 per month and made pursuant to a Request for Waiver should be received by the Administrator one business day before the commencement of the Pricing Period in order to purchase shares of Common Stock on the next following Investment Date (see Appendix I).

NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. The Company suggests therefore that any optional cash investment a Participant wishes to make be sent so as to reach the Administrator as close as possible to the date it is due to the Administrator. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 4.

Participants may also enroll in the Automatic Cash Investment Program by completing an Automatic Cash Investment Application which is available upon request to the Administrator or in the Investor Information section of the Company's web site at www.dukereit.com. This form must be accompanied by a voided bank check or deposit slip for the account from which the Participant authorizes the Administrator to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted from the designated account on the third to last business day of each month and will be invested on the last business day of each month. Automated funds transfers may be for as little as $25 per month, but in no case for more than $10,000 per month.

Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

ALL OPTIONAL CASH INVESTMENTS MADE BY CHECK SHOULD BE MADE PAYABLE TO DUKE INVESTMENT PLAN AND MAILED TO THE ADMINISTRATOR AT THE ADDRESS LISTED IN QUESTION 4. OTHER FORMS OF PAYMENT, SUCH AS WIRE TRANSFERS, MAY BE MADE, BUT ONLY IF APPROVED IN ADVANCE BY THE ADMINISTRATOR. INQUIRIES REGARDING OTHER FORMS OF PAYMENTS AND ALL OTHER WRITTEN INQUIRIES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS LISTED IN QUESTION 4.

13.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

MINIMUM/MAXIMUM LIMITS. For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $50 and a maximum of $10,000. Optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $250 and a maximum of $10,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly to Participants without interest, except as noted below.

REQUEST FOR WAIVER. Optional cash investments in excess of $10,000 per month may be made only pursuant to a Request for Waiver accepted by the Company. Because of certain tax concerns which the Company has as a REIT, however, a Request for Waiver may only be considered for investors who certify that they are not participating in the dividend reinvestment component of the Plan. Participants who wish to submit an optional cash investment in excess of $10,000 for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be sent to the Company via facsimile at (317) 574-6032 by 10:00 a.m. Eastern Time on the day that is at least two business days prior to the first day of an applicable Pricing Period. The Request for Waiver form will be furnished by the Company or the Administrator upon request. THE COMPANY
HAS SOLE DISCRETION TO GRANT ANY APPROVAL FOR OPTIONAL CASH INVESTMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market or in privately negotiated transactions from third parties, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash investments in excess of $10,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests by any method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that may be purchased pursuant.

DUKE RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE REGISTERED HOLDERS OR BENEFICIAL OWNERS OF COMMON STOCK FOR ANY REASON WHATSOEVER INCLUDING ELIMINATION OF PRACTICES THAT ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.

THRESHOLD PRICE. Duke may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to a Requests for Waiver. At least three business days prior to the first day of the applicable Pricing Period, Duke will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by Duke in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of Common Stock are made on the NYSE for that day. Thus, for example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period, then the purchase price will be based upon the remaining seven Trading Days in which the Threshold Price was satisfied.

In addition, a portion of each optional cash investment will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Stock are reported on the NYSE. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the ten Trading Days in a Pricing Period, 3/10 (i.e., 30%) of such optional cash investment will be returned to the Participant without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, Duke may waive its right to set a Threshold Price. Neither Duke nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning Duke at (317) 574-3572 to hear a pre-recorded message.

WAIVER DISCOUNT. Each month, at least three business days prior to the first day of the applicable Pricing Period, Duke may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 3% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that month. The Waiver Discount will be established in Duke's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning Duke at (317) 574-3572 to hear a pre-recorded message. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $10,000. The Waiver Discount will apply only to optional cash investments of $10,000 or more, but the Company reserves the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $10,000 or less.

14. WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT? For the purpose of the limitations discussed in Question 13, Duke may aggregate all optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by Duke to only one Plan account.

Also for the purpose of such limitations, all Plan accounts that Duke believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Duke has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, Duke will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

15. WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES? All shares purchased pursuant to the Plan will be held together in the name of the Administrator or its nominee and credited to each individual account in "book entry" form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

16. MAY A PARTICIPANT ADD SHARES OF COMMON STOCK TO HIS OR HER ACCOUNT BY TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES? Any Participant may send to the Plan for safekeeping all Common Stock certificates which such Participant holds. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

To deposit certificates for safekeeping under the Plan, a Participant must submit a letter of instruction. Stock certificates and the letter of instruction as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

17. CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN? Participants may instruct the Administrator to sell some or all of their shares held in the Plan by notifying the Administrator in writing or by using the form included with account statements.

The Administrator will sell shares through a registered broker dealer within five business days after receipt of a proper written notice. Shares to be sold may be commingled with those of other Participants requesting sale of their shares, and the proceeds to each Participant will be based on the average price for all shares sold during the day of sale. Participants should understand that the price of the Common Stock may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer the ability for Participants to specify either the dates or the prices at which shares are to be sold through the Administrator.

If a request to sell shares is received on or after the record date for a dividend, any cash dividend paid on such shares will be reinvented. The request to sell shares will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the Participant's account.

There is no charge for selling shares through the Administrator except for the Participant's pro rata share of brokerage commissions. These charges are normally lower than the cost of executing sales through a brokerage account.

REPORTS

18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN? Unless a Participant participates in the Plan through a broker, bank or nominee, Participants will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and when there purchase activity in their respective accounts. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. THESE STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT TO DETERMINE THE TAX COST BASIS FOR SHARES PURCHASED PURSUANT TO THE PLAN. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.

WITHDRAWAL

19. HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN? A Participant may terminate participation in the Plan by writing to the Administrator. A Participant may request (1) that the Administrator send all dividends to the Participant by check and continue to hold the Participant's shares in the Plan account (in such case the Participant may continue to make optional cash investments), (2) that the Administrator discontinue any automatic withdrawals of funds and purchase of shares, (3) that a certificate be issued for all full shares of Common Stock held for such Participant's account and a check be issued for the proceeds from the sale of any fractional share equivalent, or (4) that all full shares and any fractional share equivalent held for such Participant's account be sold and a check issued for the net proceeds, less any applicable transfer tax. If such a request is received on or after the record date for a dividend, any cash dividend paid on that account will be reinvested for the account. The request will then be processed as soon as practicable after the dividend is reinvested and the additional shares are credited to the Participant's account. There will be no cost to a Participant with respect to termination of a Participant's reinvestment of dividends through the Plan other than the brokerage costs described above under Question 17 with respect to any shares sold.

If a Participant in the Plan does not own at least one whole share registered in the Participant's name or held through the Plan, the Participant's participation in the Plan may be terminated. The Company may also terminate the Plan or any Participant's participation in the Plan after written notice in advance mailed to such Participant at the address appearing on the Administrator's records. Participants whose participation in the Plan has been terminated will receive certificates for whole shares held in their accounts and a check for the cash value of any fractional share held in any Plan account so terminated.

TAXES

20. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN? Reinvestment of dividends in the Plan will not avoid the tax that would otherwise apply to the dividends. With respect to shares purchased from the Company with reinvested dividends, a Participant will be treated for federal income tax purposes as having received a distribution from the Company equal to the fair market value on the Investment Date of the shares acquired with the reinvested dividends. As a result of the discount feature of the Plan, the fair market value on the Investment Date of the shares received will likely exceed the amount of cash dividends that would otherwise be paid to Participants. A Participant's tax basis in the shares received through reinvested dividends will equal the fair market value of such shares on the Investment Date.

Under a private letter ruling issued by the Internal Revenue Service to the Company (the "IRS Ruling"), the tax treatment of the purchase of shares by a Participant under an Optional Cash Investment will differ depending on whether the Participant is participating in the dividend reinvestment feature of the Plan. For those Optional Cash Investment Participants participating in the dividend reinvestment feature of the Plan, Participants will be treated as having received a distribution equal to the excess, if any, of the fair market value of the shares acquire on the Investment Date over the actual purchase price of the shares. The tax basis in the shares received by those Participants will equal the fair market value of such shares on the Investment Date.

For those Optional Cash Investment Participants not participating in the dividend reinvestment feature of the Plan, the IRS Ruling states that no taxable income will be realized as a result of the acquisition of shares. For those Participants, the tax basis in the shares received will equal the amounts paid for such shares.

Distributions by the Company will be treated as dividends to the extent of the Company's earnings and profits for federal income tax purposes. To the extent that the amount distributed by the Company exceeds its current and accumulated earnings and profits, the distribution will be first treated as a return of capital to the shareholder to the extent of basis, with any excess taxable as gain realized from the sale of shares. For corporate Participants, distributions by the Company that are taxable as dividends are not eligible for the dividends-received deduction.

A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

When a Participant withdraws shares from the Plan and receives whole shares, the Participant will not realize any taxable income. However, a Participant that receives cash for a fraction of a share may realize gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever shares are sold, whether such shares are sold by the Administrator pursuant to the Participant's request or by the Participant after the shares are withdrawn from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares and the Participant's tax basis of those shares.

THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM
PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATION.

OTHER PROVISIONS

21. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OF STOCK OR ACQUIRES ADDITIONAL SHARES OF STOCK? If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the Full Or Partial Dividend Reinvestment option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the Optional Cash Investments Only option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by providing a letter of instruction to the Administrator.

22. HOW WILL A PARTICIPANT'S SHARES BE VOTED? For any meeting of shareholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of shareholders.

23. WHO PAYS THE EXPENSES OF THE PLAN? Participants pay no fees, commissions or expenses of any kind in connection with the Plan except for their pro rata share of commissions for shares sold through the Plan (See Question 17).

24. WHAT ARE THE RESPONSIBILITIES OF DUKE OR THE ADMINISTRATOR UNDER THE PLAN? Neither Duke nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither Duke nor the Administrator has any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN AND TAKES NO POSITION ON WHETHER SHAREHOLDERS OR INVESTORS SHOULD PARTICIPATE IN THE PLAN.

25. WHAT HAPPENS IF DUKE ISSUES A STOCK DIVIDEND, SUBSCRIPTION RIGHTS OR DECLARES A STOCK SPLIT? Any stock dividend or stock split that may be declared by the Company will be automatically credited to a Participant's Plan account. In the event that the Company makes subscription rights to purchase additional shares of Common Stock or other securities available to the holders of its Common Stock, the Administrator will sell the rights accruing to all shares held by the Administrator for Plan Participants and will apply the net proceeds of such sale to the purchase of Common Stock prior to or with the next monthly Common Stock investment. The Company will, however, inform Participants in advance of any subscription offer so that a Participant who does not want the Administrator to sell such rights and invest the proceeds can transfer all shares held under the Plan to the Participant's own name by a given date. This will permit the Participant to personally exercise, transfer or sell the rights on such shares. Any such request must be received by the Administrator at least three business days before the record date for distribution of the rights.

26. MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED? No shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

27. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON? A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

28. MAY THE PLAN BE CHANGED OR TERMINATED? While the Plan is intended to continue indefinitely, Duke reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                    RESTRICTIONS ON OWNERSHIP OF SHARES

For the Company to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expected to continue to qualify as a REIT, the Amended and Restated Articles of Incorporation of the Company contain a restriction intended to ensure compliance with these requirements which authorizes, but does not require, the board of directors to refuse to give effect to a transfer of Common Stock which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of directors the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Stock as the Company may reasonably require.

                   PLAN OF DISTRIBUTION AND UNDERWRITERS

Pursuant to the Plan, Duke may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of Participants that may be engaged in the securities business. In deciding whether to approve such a request, Duke will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of shares of Common Stock held of record by such Participant, and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. Duke will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will Duke enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. Duke may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount Duke is willing to accept, Duke may honor such requests in order of receipt, pro rata or by any other method which Duke determines to be appropriate.

                               LEGAL MATTERS

The legality of the Securities offered hereby is being passed upon for the Company by Bose McKinney & Evans, Indianapolis, Indiana.

                                  EXPERTS

The Consolidated Financial Statements and related Schedule of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference, have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 1998 and 1997, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with their professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q of the quarter ended March 31, 1998, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.
                                  - 18 -


                                APPENDIX I

(A)                  (B)              (C)               (D)           (E)

             Threshold Price    Optional Cash
             and Waiver         Investments Greater   Pricing
Expected     Discount, if any,  Than $10,000 must     Period        Investment
Record Date  will be set by     be received by        Start Date    Date
-----------  -----------------  -------------------   ----------    -----------
14-Aug-98        12-Aug-98      14-Aug-98             17-Aug-98     31-Aug-98
N/A              11-Sep-98      15-Sep-98             16-Sep-98     30-Sep-98
N/A              13-Oct-98      15-Oct-98             16-Oct-98     30-Oct-98
12-Nov-98        10-Nov-98      12-Nov-98             13-Nov-98     30-Nov-98
N/A              11-Dec-98      15-Dec-98             16-Dec-98     31-Dec-98
N/A              11-Jan-99      13-Jan-99             14-Jan-99     29-Jan-99
11-Feb-99        8-Feb-99       10-Feb-99             11-Feb-99     26-Feb-99
N/A              12-Mar-99      16-Mar-99             17-Mar-99     31-Mar-99
N/A              13-Apr-99      15-Apr-99             16-Apr-99     30-Apr-99
13-May-99        11-May-99      13-May-99             14-May-99     28-May-99
N/A              11-Jun-99      15-Jun-99             16-Jun-99     30-Jun-99
N/A              13-Jul-99      15-Jul-99             16-Jul-99     30-Jul-99
16-Aug-99        12-Aug-99      16-Aug-99             17-Aug-99     31-Aug-99
N/A              13-Sep-99      15-Sep-99             16-Sep-99     30-Sep-99
N/A              12-Oct-99      14-Oct-99             15-Oct-99     29-Oct-99
12-Nov-99        10-Nov-99      12-Nov-99             15-Nov-99     30-Nov-99
N/A              13-Dec-99      15-Dec-99             16-Dec-99     31-Dec-99
N/A              11-Jan-00      13-Jan-00             14-Jan-00     31-Jan-00
11-Feb-00        9-Feb-00       11-Feb-00             14-Feb-00     29-Feb-00
N/A              14-Mar-00      16-Mar-00             17-Mar-00     31-Mar-00
N/A              10-Apr-00      12-Apr-00             13-Apr-00     28-Apr-00
15-May-00        11-May-00      15-May-00             16-May-00     31-May-00
N/A              13-Jun-00      15-Jun-00             16-Jun-00     30-Jun-00
N/A              12-Jul-00      14-Jul-00             17-Jul-00     31-Jul-00
16-Aug-00        14-Aug-00      16-Aug-00             17-Aug-00     31-Aug-00
N/A              12-Sep-00      14-Sep-00             15-Sep-00     29-Sep-00
N/A              12-Oct-00      16-Oct-00             17-Oct-00     31-Oct-00
14-Nov-00        10-Nov-00      14-Nov-00             15-Nov-00     30-Nov-00
N/A              11-Dec-00      13-Dec-00             14-Dec-00     29-Dec-00
N/A              11-Jan-01      16-Jan-01             17-Jan-01     31-Jan-01
12-Feb-01        8-Feb-01       12-Feb-01             13-Feb-01     28-Feb-01
N/A              13-Mar-01      15-Mar-01             16-Mar-01     30-Mar-01
N/A              10-Apr-01      12-Apr-01             16-Apr-01     30-Apr-01
15-May-01        11-May-01      15-May-01             16-May-01     31-May-01
N/A              12-Jun-01      14-Jun-01             15-Jun-01     29-Jun-01

A. The Record Date for dividend payments will be established by the Board of Directors.
B. The Threshold Price and the Waiver Discount, if any, will be established three business days prior to the first day of the Pricing Period. The Threshold Price and Waiver Discount only apply to purchases via a REQUEST FOR WAIVER.
C. Optional cash investments, made pursuant to a Request for Waiver, are due by the close of business on the last business day immediately preceding the first day of the Pricing Period. OPTIONAL CASH INVESTMENTS OF $10,000 OR LESS ARE DUE ONLY TWO BUSINESS DAYS BEFORE THE INVESTMENT DATE.
D. PURSUANT TO A REQUEST FOR WAIVER, the Pricing Period will be the ten consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.
E. The Investment Date will be the last business day of each month for both optional cash investments and the reinvestment of dividends. For months in which a cash dividend is paid, the dividend payment date is expected to also be on the last business day of the month.
                                    A-1

                               U .S. EQUITY
                          MARKETS CLOSED IN 1998

           Labor Day                     September 7
           Thanksgiving Day              November 26
           Christmas Day                 December 25


                               U .S. EQUITY
                          MARKETS CLOSED IN 1999

           New Years Day                 January 1
           Martin Luther King Jr. Day.   January 18
           Presidents Day                February 15
           Good Friday                   April 2
           Memorial Day                  May 31
           Independence Day              July 5*
           Labor Day                     September 6
           Thanksgiving Day              November 25
           Christmas Day                 December 24*

           *Observed


                               U .S. EQUITY
                          MARKETS CLOSED IN 2000

           New Years Day                 January 1*
           Martin Luther King Jr. Day    January 17
           Presidents Day                February 21
           Good Friday                   April 21
           Memorial Day                  May 29
           Independence Day              July 4
           Labor Day                     September 4
           Thanksgiving Day              November 23
           Christmas Day                 December 25

           *New Year's Day 2000 falls on a Saturday. The Exchange will be open for regular trading hours on Friday, December 31, 1999 and Monday, January 3, 2000.


                               U .S. EQUITY
                          MARKETS CLOSED IN 2001

           New Years Day                 January 1
           Martin Luther King Jr. Day    January 15
           Presidents Day                February 19
           Good Friday                   April 13
           Memorial Day                  May 28
           Independence Day              July 4
           Labor Day                     September 3
           Thanksgiving Day              November 22
           Christmas Day                 December 25

No dealer, salesman or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                             ----------------

                           DIRECT STOCK PURCHASE
                                    AND
                        DIVIDEND REINVESTMENT PLAN

                           ---------------------
                                PROSPECTUS
                           ---------------------
                                  (LOGO)

TABLE OF CONTENTS                       PAGE
                                        ----
Available Information                     2
Incorporation of Certain Documents by
     Reference                            2
The Company                               3
Use of Proceeds                           3
Summary of the Plan                       4
The Plan                                  6
     Purpose                              6
     Participation Options                6
     Benefits and Disadvantages           6
     Administration                       8
     Participation                        8
     Enrollment                           8
     Purchases                           10
     Certificates                        13
     Sale of Shares                      14
     Reports                             14
     Withdrawal                          14
     Taxes                               15
     Other Provisions                    16
Restrictions on Ownership of Shares      17
Plan of Distribution and Underwriters    17
Legal Matters                            18
Experts                                  18
Appendix I                              A-1




                             5,000,000 SHARES
                               COMMON STOCK


                                 BUILDING
                               AND INVESTING
                                 TOGETHER
                                  , 1998

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Registration Fee                  $33,188
            Printing Expenses                  10,000
            Professional Fees and Expenses     10,000
            Miscellaneous                       6,812
                                              -------
            Total                             $60,000
                                              =======

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company is an Indiana corporation. The Company's officers and directors are and will be indemnified under Indiana law, the Articles of Incorporation of the Company, and the partnership agreements of the Operating Partnership and Duke Realty Services Limited Partnership against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Company's Articles of Incorporation do not contain any provision prohibiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.
                                   II-1

The Company's Articles of Incorporation provide for certain additional limitations of liability and indemnification. Section 13.01 of the Articles of Incorporation provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for voting for or assenting to an unlawful distribution, or (iv) for any transaction from which the director derived an improper personal benefit. Section 13.02 of the Articles of Incorporation generally provides that any director or officer of the Company or any person who is serving at the request of the Company as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Company to the fullest extent authorized by the IBCL against all expense, liability and loss (including attorneys' fees, judgments, fines certain employee benefits excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with a civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party by reason of the person's service with or at the request of the Company. Section 13.02 of the Articles of Incorporation also provides such persons with certain rights to be paid by the Company the expenses incurred in defending any such proceeding in advance of the final disposition and the right to enforce indemnification claims against the Company by bringing suit against the Company.

The Company's Articles of Incorporation authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the IBCL.

Each of the partnership agreements for the Operating Partnership and Duke Realty Services Limited Partnership also provides for indemnification of the Company and its officers and directors to substantially the same extent provided to officers and directors of the Company in its Articles of Incorporation, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners and to Duke Realty Services Limited Partnership and its partners, respectively, to substantially the same extent limited under the Company's Articles of Incorporation.

ITEM 16.  EXHIBITS.

  The following exhibits are filed with this Registration Statement:

  3.1 Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.1 to the Registration Statement on Form S-3 of Duke Realty Investments, Inc., as amended, File No. 33-61361 (the "Prior 1995 Registration Statement"), and amendments thereto incorporated by reference from the annual report on Form 10-K of Duke Realty Investments, Inc. for the year ended December 31, 1997 (the "1997 10-K").

  3.2 Amendment dated May 20, 1998 to Amended and Restated Articles of Incorporation of Duke Realty Investments, Inc.

  3.3 Amended and Restated Bylaws of Duke Realty Investments, Inc., incorporated by reference from Exhibit 3.2 to the Prior 1995 Registration Statement, and amendment thereto incorporated by reference to the 1997 10-K.

   5 Opinion and consent of Bose McKinney & Evans regarding legality of the securities being registered.

  15  Letter regarding unaudited interim Financial Information.

  23  Consent of KPMG Peat Marwick LLP.

  24  Powers of Attorney.


ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby further undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on June 25, 1998.

                                  DUKE REALTY INVESTMENTS, INC.

                                  By: /s/ Dennis D. Oklak
                                     ----------------------
                                     Executive Vice President,
                                     Chief Administrative Officer
                                     and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of June 25, 1998 by the following persons in the capacities indicated.

   SIGNATURE                         TITLE


   Thomas L. Hefner*       Director and President and Chief Executive
-----------------------    Officer
   Thomas L. Hefner        (Principal Executive Officer)


   Darell E. Zink, Jr.*    Director and Executive Vice President,
------------------------   Chief Financial Officer and Assistant
   Darell E. Zink, Jr.     Secretary
                           (Principal Accounting Officer)

   Edward T. Baur*         Director
------------------------
   Edward T. Baur


   Geoffrey Button*        Director
------------------------
   Geoffrey Button


   Ngaire E. Cuneo*        Director
------------------------
   Ngaire E. Cuneo

   Howard L. Feinsand*     Director
------------------------
   Howard L. Feinsand


   L. Ben Lytle*           Director
------------------------
   L. Ben Lytle


   John D. Peterson*       Director
------------------------
   John D. Peterson


   James E. Rogers*        Director
------------------------
   James E. Rogers


   Daniel C. Staton*       Director
------------------------
   Daniel C. Staton


   Jay J. Strauss*         Director
------------------------
   Jay J. Strauss


   John W. Wynne*          Director
-----------------------
   John W. Wynne


* By: /s/ Dennis D. Oklak
     --------------------
     Dennis D. Oklak
     Attorney-in-Fact